Exhibit 99.1

Immediately

Scarlett Lee Foster  (314-694-2883)

MONSANTO REPORTS 1998 FOURTH-QUARTER AND FULL-YEAR RESULTS

       ST. LOUIS, Jan. 21, 1999 - Monsanto Company reported an aftertax loss from continuing operations for the fourth quarter of 1998 of $603 million, or a loss of $1.00 per share on both a basic and diluted basis. Sales during the period were $2.1 billion. For the year, the company recorded an aftertax loss from continuing operations of $250 million, or a loss of 41 cents per share on both a basic and diluted basis. Sales reached $8.6 billion.
       Both the fourth quarter and the year were affected by charges for restructuring, acquired in-process research and development (R&D) and other unusual items. If these items were excluded for the fourth quarter, aftertax income from continuing operations would have been $27 million, or 5 cents per share on a diluted basis. For the full year, if unusual items were excluded, aftertax income from continuing operations would have been $580 million, or 93 cents per share on a diluted basis.
       Based on an EBIT measure (earnings before interest expense and taxes), the company recorded a fourth-quarter loss of $748 million, which included restructuring, in-process R&D and other charges of $858 million. If the unusual items were excluded, fourth-quarter EBIT would have been $110 million. For the full year, EBIT was $69 million, which included restructuring, in-process R&D and other charges of $1.1 billion.
       EBITDA  (earnings  before  interest  expense,  taxes,   depreciation  and
amortization, and excluding unusual items) was $320 million for the last quarter of 1998 and $1.8 billion for the full year. EBITDA is a cash-based measure of operating profitability.
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       "We completed several of the critical steps in our life sciences strategy
in  1998  and  put  in  place   the   platforms   that   will   accelerate   the
commercialization and growth of our new products," said Robert B. Shapiro, Monsanto chairman and chief executive officer. "Our efforts in 1999 will be centered on continuing to grow strong base businesses like Roundup herbicide, integrating our newly acquired seed companies, commercializing new products like Celebrex arthritis treatment, and accelerating the development of our product pipeline."
       In comparison, aftertax income from continuing operations in 1997 was $5 million, or 1 cent per share on a diluted basis, on sales of $1.8 billion for the quarter, and $294 million, or 48 cents per share on a diluted basis, on sales of $7.5 billion for the year. If unusual items in 1997 were excluded, aftertax income from continuing operations would have been $55 million, or 9 cents per share on a diluted basis, for the fourth quarter, and $749 million, or $1.23 per share on a diluted basis, for the full year. In 1997, EBIT was $56 million for the fourth quarter, which included $75 million of in-process R&D charges, and $536 million for the 12-month period, which included charges of $684 million for in-process R&D. (EBITDA for 1997 was $269 million for the fourth quarter and $1.7 billion for the year.)
       In the fourth quarter of 1998, Monsanto reported pretax restructuring and special charges of $625 million. These charges primarily will cover the costs necessary to eliminate roughly 1,700 jobs in 1999, to write down assets being sold, and to dispose of nonstrategic assets and product lines. These initiatives are expected to generate annual pretax savings of approximately $160 million. The expenses associated with these charges are expected to be fully offset by cost savings within 20 months. Additional cost-saving actions are being considered that may require future charges. Fourth-quarter 1998 results also included net pretax charges of $233 million, primarily for in-process R&D write-offs associated with the purchase of DEKALB Genetics Corporation, Plant Breeding International Cambridge Limited, and the international seed operations of Cargill Inc.
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       In 1998, the company  invested $2.1 billion  pretax for growth  spending, which included costs associated with research and technology, major product developments, new product launches and other growth initiatives. This is a 52 percent increase from growth spending in 1997. These growth investments reduced year-to-year EBIT by approximately $720 million.
       Unlike the EBIT measure for the company,  the EBIT measure for Monsanto's
specific  business  segments  excludes  unusual  items,   thereby  more  closely
approximating the cash-generating ability of each business.
       Based on EBIT, the agricultural segment had a loss of $79 million for the quarter and earnings of $737 million for the year, roughly flat with the returns in the comparable periods in 1997. Technology, selling, administration and amortization costs negatively affected year-to-year EBIT, primarily because of the inclusion of recently acquired seed companies in the segment's results. (EBITDA for the agricultural segment was $35 million for the quarter and $1.1 billion for 1998. This compares with a loss of $11 million and earnings of $939 million, respectively, in 1997.) For the year, worldwide volumes for Roundup herbicide increased more than 25 percent compared with volumes last year. The overall number of acres planted with crops enhanced by Monsanto's biotechnology traits tripled, and new products were launched for corn and potatoes in the United States and cotton in China.
       Searle, Monsanto's pharmaceutical segment, had EBIT of $179 million for the fourth quarter and $309 million for the year, increases of 14 percent and 8 percent, respectively, from results for the quarter and year in 1997. (On a year-to-year comparison, Searle's EBITDA was $451 million in 1998 vs. $422 million in 1997. In the fourth quarter, EBITDA improved to $222 million in 1998, compared with $197 million in the previous year.) Sales reached a record for the year, fueled by sales of more than $300 million for both Daypro and Arthrotec arthritis treatments and of more than $400 million for Ambien short-term treatment for insomnia. Searle became the No. 1 provider of branded arthritis treatments in 1998 and will add Celebrex to its
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arthritis  portfolio in 1999. Results for Searle for the fourth quarter included approximately $200 million from partnering and product-rights agreements. For the full year, Searle's EBIT and EBITDA also benefited from roughly $250 million higher partnering and product-rights payments when compared with 1997 payments.
       Celebrex, the first drug of its kind approved for relief of the signs and symptoms of osteoarthritis and adult rheumatoid arthritis, was approved in the United States on Dec. 31, 1998, and in Brazil on Jan. 15, 1999. Shipments of Celebrex to chain and independent pharmacies in the United States also began this week.
       Searle continues to focus its research efforts on compounds in three key therapeutic areas: arthritis/pain and inflammation, oncology and cardiovascular disease. Six of the company's pipeline candidates are currently in advanced
stage  (Phase  III)  clinical  trials.  These   investigational  drugs  include:
valdecoxib, a second-generation COX-2 inhibitor being evaluated for enhanced inflammation and pain efficacy; parecoxib, a COX-2 inhibitor for post-surgery pain management; and celecoxib, a COX-2 inhibitor designed to reduce polyps that may be precursors to certain malignant tumors. Other investigational drugs being evaluated in Phase III trials are: eplerenone, a cardiovascular candidate for the treatment of hypertension and congestive heart failure; leridistim, a blood cell growth factor designed to help prevent infections in cancer patients after chemotherapy; and hormone replacement therapy patches for the treatment of menopausal symptoms and estrogen deficiency.
       EBIT for the nutrition and consumer segment was $51 million for the quarter, down 34 percent from EBIT in last year's fourth quarter, and $278 million for the year, down 14 percent in year-to-year comparisons, primarily because of the timing of sales of NutraSweet brand sweetener to major customers, and higher spending on neotame and science-based nutrition projects. (EBITDA for the nutrition and consumer segment was $88 million in the fourth-quarter of 1998, and $109 million in the same period during 1997. For the full year, the segment's
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EBITDA was $405 million in 1998 vs. $440 million in 1997.) Market share for both tabletop sweeteners and biogums improved in 1998 as compared with 1997 results. At the end of 1998, a general use petition for neotame, a new high-intensity sweetener, was filed with the FDA.

                                      -oOo-

Notes to editors: Roundup, Celebrex, Daypro, Arthrotec, Ambien and NutraSweet are trademarks or service marks owned or licensed by Monsanto Company and its subsidiaries.

In-process R&D is an accounting treatment that values and immediately writes off research that is under way at the time of an acquisition but that has not yet resulted in commercial products. EBIT for the company includes unusual items, such as restructuring, in-process R&D and other charges; EBIT for business segments excludes unusual items.

Certain statements made in the news release, including those relating to the company's future performance, and business and financial plans, are forward-looking statements. These forward-looking statements are based on current expectations, currently available information and assumptions that the company believes to be reasonable. However, forward-looking statements necessarily involve risks and uncertainties and actual results may differ materially from those suggested. Factors that could cause actual results to differ materially from those anticipated include but are not limited to the economic, competitive, governmental, technological, business, financial and other factors identified in Monsanto's 10-K, 10-Q and 8-K filings with the Securities and Exchange Commission.




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                                      - 6 -

                        Monsanto Company and Subsidiaries
                        Statement of Consolidated Income
                     (Dollars in millions, except per share)
                                    UNAUDITED

                                  Three Months Ended    Twelve Months Ended
                                       December  31,         December  31,
                                  -------------------   -------------------
                                    1998       1997       1998       1997
                                  --------   --------   --------   --------
Net Sales                         $ 2,148    $ 1,820    $ 8,648    $ 7,514
Costs, Expenses and Other:
Cost of Goods Sold                    971        749      3,593      3,091
Selling, General and
       Administrative Expenses        675        557      2,421      2,023
Technological Expenses                391        326      1,358      1,044
Acquired In-Process Research
      and Development                 213         75        402        684
Amortization of Intangible Assets     281         59        487        173
Restructuring and Other
      Special Charges - Net           307                   272
Interest Expense                       98         59        312        170
Interest Income                       (11)        (9)       (50)       (45)
Other Expense - Net                    69          7         96          8
                                  --------   --------   --------   --------
Income (Loss) from Continuing
      Operations Before Taxes        (846)        (3)      (243)       366
Income Taxes                         (243)        (8)         7         72
                                  --------   --------   --------   --------
Income (Loss) from Continuing
      Operations                     (603)         5       (250)       294
Income from Discontinued
      Operations                                                       176
                                  --------   --------   --------   --------
Net Income (Loss)                 $  (603)   $     5    $  (250)   $   470
                                  --------   --------   --------   --------
Basic Earnings/(Loss) Per Share
    Continuing Operations         $ (1.00)   $  0.01    $ (0.41)   $  0.50
    Discontinued Operations                                           0.30
                                  --------   --------   --------   --------
         Total                    $ (1.00)   $  0.01    $ (0.41)   $  0.80
                                  --------   --------   --------   --------
Diluted Earnings/(Loss) Per Share
    Continuing Operations         $ (1.00)   $  0.01    $ (0.41)   $  0.48
    Discontinued Operations                                           0.29
                                  --------   --------   --------   --------
         Total                    $ (1.00)   $  0.01    $ (0.41)   $  0.77
                                  --------   --------   --------   --------

Weighted Average Common Shares - Basic (in millions)      603.5      590.2
                                                        --------   --------
Weighted Average Common Shares - Diluted (in millions)    603.5      610.5
                                                        --------   --------

Earnings Before Interest and
   Tax Expense (EBIT):             $ (748)    $   56     $   69     $  536
                                  --------   --------   --------   --------

For 1998, 23.5 million common equivalent shares are not included in computing the diluted loss per share from continuing operations because they are antidilutive.

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                        Monsanto Company and Subsidiaries
                                  Segment Data
                              (Dollars in millions)
                                    UNAUDITED

                                     Three Months Ended December 31,
                                  -------------------------------------------
                                           1998                  1997
                                  --------------------- ---------------------
                                     Net                   Net
Segment: (1)                        Sales     EBIT (2)    Sales     EBIT (2)
                                  --------   --------   --------   --------
   Agricultural Products          $   787    $   (79)   $   562    $   (82)
   Nutrition & Consumer Products      362         51        399         77
   Pharmaceuticals                    953        179        789        157
   Corporate & Other                   46        (41)        70        (21)
   Restructuring & Unusuals                     (858)                  (75)
                                  --------   --------   --------   --------
Total                             $ 2,148    $  (748)   $ 1,820    $    56
                                  --------   --------   --------   --------

                                        Twelve Months Ended December 31,
                                  -----------------------------------------
                                           1998                  1997
                                  -------------------   -------------------
                                     Net                   Net
Segment: (1)                        Sales     EBIT (2)    Sales     EBIT (2)
                                  --------   --------   --------   --------
   Agricultural Products          $ 4,032    $   737    $ 3,274    $   731
   Nutrition & Consumer Products    1,533        278      1,552        322
   Pharmaceuticals                  2,894        309      2,443        286
   Corporate & Other                  189       (195)       245       (119)
   Restructuring & Unusuals                   (1,060)                 (684)
                                  --------   --------   --------   --------
Total                             $ 8,648    $    69    $ 7,514    $   536
                                  --------   --------   --------   --------

(1) As a result of adopting Financial Accounting Standard No. 131, which defines new segment reporting rules, Monsanto changed its measure of segment profit from operating income to EBIT (defined in note 2 below). In addition, Monsanto transferred two small businesses that were previously reported in Corporate & Other to Agricultural Products and Pharmaceuticals. Prior-year segment information has been reclassified to conform to the current presentation.

(2) EBIT (earnings before interest expense and taxes) is income (loss) from continuing operations before taxes, excluding interest expense. Segment EBIT excludes unusual items. The unusual items included restructuring charges, write-offs for in-process research and development, asset impairments and other unusual items.










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                        Monsanto Company and Subsidiaries
                                  Segment Data
                              (Dollars in millions)
                                    UNAUDITED


                                                 EBITDA  (3)
                                  -----------------------------------------
                                     Three Months            Twelve Months
                                  -------------------   -------------------
Segment:                            1998       1997       1998       1997
                                  --------   --------   --------   --------
   Agricultural Products           $   35     $  (11)    $1,092     $  939
   Nutrition & Consumer Products       88        109        405        440
   Pharmaceuticals                    222        197        451        422
   Corporate & Other                  (25)       (26)      (183)       (94)
                                  --------   --------   --------   --------
Total                              $  320     $  269     $1,765     $1,707
                                  --------   --------   --------   --------

(3)  EBITDA  (Earnings  before  interest   expense,   taxes,   depreciation  and
     amortization   excluding   unusuals)   is  EBIT   excluding   depreciation,
     amortization, and the effects of unusual items.


(4) Pretax expense related to restructuring programs, acquired in-process research and development, asset impairments and other unusual items were recorded in the Statement of Consolidated Income in the following categories:

                                  Three Months Ended     Twelve Months Ended
                                     December  31,         December  31,
                                  -------------------   -------------------
                                    1998       1997       1998       1997
                                  --------   --------   --------   --------
Costs and Expenses:
Cost of Goods Sold                 $   74                $  118
Acquired In-Process Research
      and Development                 213     $   75        402     $  684
Amortization of Intangible Assets     193                   217
Restructuring and Other
      Special Charges - Net           307                   272
Other  Expense  -  Net                 71                    51
                                  --------   --------   --------   --------
Income from Continuing
      Operations Before Taxes      $  858     $   75     $1,060     $  684
                                  --------   --------   --------   --------


Aftertax, the unusual items totaled $630 million, or $1.01 per share, for the fourth quarter of 1998; $50 million, or $0.08 per share, for the fourth quarter of 1997; $830 million, or $1.33 per share, for the year ended December 31, 1998; and $455 million, or $0.75 per share, for the year ended December 31, 1997. The per-share amounts for 1998 in this paragraph were computed based on the weighted average number of common and common equivalent shares of 627.0 million.


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                        Monsanto Company and Subsidiaries
                  Statement of Consolidated Financial Position
                              (Dollars in millions)
                                    UNAUDITED

                                             Dec. 31,   Dec. 31,
                     ASSETS                    1998       1997
                                             --------   --------

Current Assets:
   Cash and cash equivalents                 $    89    $   134
   Trade Receivables                           2,404      1,823
   Prepaid Assets & Other Receivables          1,141        692
   Deferred income tax benefit                   567        243
   Inventories                                 2,004      1,374
                                             --------   --------
      Total Current Assets                     6,205      4,266
                                             --------   --------

Net Property, Plant and Equipment              3,254      2,400
Intangible Assets                              6,047      2,837
Investment & Other Assets                      1,233      1,271
                                             --------   --------
Total Assets                                 $16,739    $10,774
                                             --------   --------

       LIABILITIES AND SHAREOWNERS' EQUITY

Current Liabilities
   Payables and accruals                     $ 2,998    $ 1,813
   Short-term debt                             1,069      1,726
                                             --------   --------
      Total Current Liabilities                4,067      3,539
                                             --------   --------

Long-Term Debt                                 6,259      1,979
Postretirement Liabilities                       871        735
Other Liabilities                                536        417
Shareowners' Equity                            5,006      4,104
                                             --------   --------

Total Liabilities and Shareowners' Equity    $16,739    $10,774
                                             --------  ---------


Working Capital                              $ 2,138    $   727
                                             --------   --------

Debt to Capital Ratio                        59%        47%